Exhibit 12


                     THE COCA-COLA COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)


                           Nine Months
                              Ended
                          September 30,               Year Ended December 31,
                          ------------   ---------------------------------------------------
                               2003       2002       2001       2000       1999       1998
                            -------    -------    -------    -------    -------    -------
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles     $ 4,371    $ 5,499    $ 5,670    $ 3,399    $ 3,819    $ 5,198

 Fixed charges                  159        236        327        489        386        320

 Adjustments:
  Capitalized
   interest, net                 (1)        (1)        (8)       (11)       (18)       (17)

  Equity income or loss,
   net of dividends            (246)      (256)       (54)       380        292         31
                            -------    -------    -------    -------    -------    -------

 Adjusted earnings          $ 4,283    $ 5,478    $ 5,935    $ 4,257    $ 4,479    $ 5,532
                            =======    =======    =======    =======    =======    =======


FIXED CHARGES:

 Gross interest
  incurred                  $   131    $   200    $   297    $   458    $   355    $   294

 Interest portion of
  rent expense                   28         36         30         31         31         26
                            -------    -------    -------    -------    -------    -------

 Total fixed charges        $   159    $   236    $   327    $   489    $   386    $   320
                            =======    =======    =======    =======    =======    =======

 Ratios of earnings
  to fixed charges             26.9       23.2       18.1        8.7       11.6       17.3
                            =======    =======    =======    =======    =======    =======


     At September 30, 2003, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of approximately $493 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of management, it is not probable that our Company will be required to satisfy the guarantees.